Exhibit 99.1

Tel-Instrument Electronics Corp. Announces Fiscal 2011 Results

Revenues increase 51%; Company Reports Second Consecutive Quarter of Profitability

CARLSTADT, N.J.--(BUSINESS WIRE)--June 30, 2011--Tel Instrument Electronics Corp. (NYSE: TIK) today announced results for the fourth quarter and fiscal year ended March 31, 2011.

Tel reported revenues of $3.77 million in the fourth quarter of 2011, a 50% increase from the $2.52 million of revenues in the fourth quarter of 2010. The Company reported net income of $207,342 for the fourth quarter of fiscal 2011 compared to a net loss of $276,404 in the year ago period.

For the fiscal year ended March 31, 2011, Tel reported revenues of $13.5 million, a 51% increase from prior year revenues. The Company recorded a net loss of $127,052 or ($0.05) per share in fiscal 2011 compared to a net loss of $1.4 million or a loss of ($0.56) per share in fiscal 2010.

Jeff O’Hara, Tel’s President and CEO, commented “We are very pleased to have achieved strong revenue growth and bottom line improvement for both the fourth quarter and fiscal year 2011. Particularly encouraging was our ability to significantly increase revenues while at the same time reducing operating expenses by 9% for the year as a whole. Our revenue growth was favorably impacted by solid sales of our legacy military and commercial products and by limited pilot production shipments for the CRAFT 708 and TS-4530A programs. Lower legal expenses and reduced engineering costs associated with the wind-down of our CRAFT engineering program contributed to the reduction in operating expenses. Significantly, the Company increased revenues and positive net income for the second consecutive quarter.

With the Company’s current backlog approaching $50 million, we believe this positive momentum should continue in the 2012 fiscal year. The majority of this backlog, however, is contingent upon receipt of production releases for the three major programs. It should be noted that the Company obtains orders, especially for its legacy products, which it fills in less than 12 months, and, therefore, the backlog does not reflect these anticipated orders.

For the CRAFT 708 program, Tel has successfully completed Navy technical evaluation, required product testing and AIMS approval associated with the production for the $16.2 million delivery order received in April 2011. The Navy has recently informed the Company that the production release has been delayed pending receipt of a frequency allocation from the FAA. We are working cooperatively with the Navy and expect to secure a production release on this order within the next 60 days. The Company has been delivering CRAFT AN/USM-708 pilot production units from a previous production release, and expects that it will commence production deliveries during the calendar year.

The TS-4530A program with the Army is now in qualification testing which should be concluded over the next several months. The Company has contractual commitments to begin production deliveries this calendar year subject to successful completion of all product testing and AIMS approval. Tel has over $21 million of delivery orders on this product, out of a maximum contract value of $44 million, and timely completion of this program will be critical to achieving our aggressive revenue and profit goals for the year.

The ITATS AN/ARM-206 TACAN test set has completed Navy technical evaluation and the Navy has requested that numerous product enhancements be made to the unit. Tel and the Navy are in final financial negotiations on this issue and expect to receive additional funding to make these changes. These changes and the required testing are expected to take an additional nine months to complete.

Mr. O’Hara concluded, the current fiscal year will be an exciting time for the Company as we begin to roll out our new products and complete our move to a more modern facility to support our growth plans.”

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

Safe Harbor Statement

This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CONTACT:
Tel-Instrument
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau, 203-972-9200
jnesbett@institutionalms.com